Filed Pursuant to Rule 424(b)(3)
Registration No. 333-193520

Prospectus Supplement No. 1
(To prospectus dated February 12, 2014)

32,163,558 shares of Common Stock

FLUOROPHARMA MEDICAL, INC.

This prospectus supplement, dated February 14, 2014, supplements the prospectus, dated February 12, 2014, of FluoroPharma Medical, Inc., relating to the resale by the selling stockholders of up to 32,163,558 shares of our Common Stock.  You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

See "Risk Factors" beginning on page 2 of the prospectus for factors you should consider before buying shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement.  Any representation to the contrary is a criminal offense.

SELLING STOCKHOLDERS

The information in the table entitled “Other Private Placements” appearing under the caption “Selling Stockholders” beginning on page 49 of the prospectus is amended by this prospectus supplement to update the information relating to the beneficial ownership of such Selling Stockholders held prior to and after the offering.  Therefore, the table entitled “Other Private Placements” is amended by removing the table in its entirety and adding in lieu thereof the following information.

Other Private Placements

The following shares were issued in various private placement transactions to holders whom were granted piggy-back registration rights. The following table sets forth information regarding selling stockholders that participated in these other private placements:

Name of Selling Stockholder	Beneficial Ownership) Prior to the Offering		Shares of Common Stock Included in Prospectus		Beneficial Ownership After the Offering	Percentage Owned After the Offering
Jason Adelman	1,559,740	(1)	569,634	(2)	990,106	4%
Matthew Balk	1,163,449		1,163,449	(3)	0	0%
Cameron Associates, Inc.	39,000		39,000		0	0%
Richard Moyer	21,000		21,000		0	0%
TOTAL:			1,793,083

(1) Includes 550,106 shares of Common Stock issuable upon exercise of warrants at an exercise price of $0.50 per share.

(2)  These shares of Common Stock were issued in connection with our merger with MergerCo on May 16, 2011.  Mr. Adelman is an affiliate of a registered broker-dealer and represented to us that the shares were acquired in the ordinary course of business, and at the time the shares to be resold were acquired, he had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(3)  Includes 598,710 shares of Common Stock issuable upon exercise of Warrants at an exercise price of $0.50 per share.

The date of this prospectus supplement is February 14, 2014.